UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 21, 2017

FISION Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-53929	27-2205792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 First Avenue North, Suite 620 Minneapolis, Minnesota	55401
(Address of principal executive offices)	(Zip Code)

(612) 927-3700

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Effective April 21, 2017, registrant FISION Corporation, a Delaware corporation (“FISION”) entered into an Asset Purchase Agreement (the “Agreement”) with Volerro Corporation, a Delaware corporation (“Volerro”) to acquire Volerro’s assets including its cloud-based proprietary software applications and development and other assets.

Volerro is a privately-held corporation based in Minneapolis, Minnesota, which has developed and markets “content collaboration” software services which enhance and improve the overall sales and marketing functions and activities of its clients. Volerro software enables the marketing, sales and brand personnel of Volerro clients to collaborate in real-time in the creation, refinement, and distribution of all types of their strategic content including print, packaging, high quality image and video content. For example, Volerro’s leading application allows all product, brand, marketing and creative teams of a business enterprise the ability to work on and create a document in real-time with integrated chat and voice conferencing.

Volerro’s cloud-based software solutions are marketed in the broad SaaS (software-as-a-service) industry, and its primary targeted customer base is large financial and retail enterprises. The two principal clients of Volerro include a leading national banking institution having numerous branch banks throughout the USA, and a large retail enterprise having annual revenues of $3.2 billion while selling many types of quality name-brand merchandise through its 363 operated retail stores in 24 states.

Volerro content collaboration software services and technology are particularly complementary with and readily adaptable to and integrated into the SaaS marketing software solutions currently available on the FISION platform. Accordingly, FISION believes its acquisition of these Volerro software products will both increase its revenues materially and also attract new customers to its FISION platform

Assets being acquired by FISION from Volerro in this transaction include the following:

i)	cash on hand including bank accounts and any factoring account reserves, accounts and notes receivable, and any investment or insurance policy values;

ii)	work-in-process, customer lists and contracts, domain names, vendor/supplier lists, and all Volerro files and records;

iii)	all development and intellectual property (IP) assets of any kind or nature including software code and manuals, and any other intangible property rights or goodwill used in or related to the business of Volerro;

iv)	personal property of Volerro including computer and server hardware and software, telephone and other office equipment, and development and office supplies;

v)	any and all other business assets associated with the software and content collaboration service business of Volerro.

FISION is not assuming any liabilities of Vollero other than outstanding software contract terms with active Volerro clients.

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The Agreement also contains the following conditions:

i)	the current Volerro contracts with its two principal clients must remain active and have terms effective until at least December 31, 2017;

ii)	certain key development personnel of Volerro must agree in writing to continue in such employment with FISION after the closing of the Agreement;

iii)	acceptance by both parties of certain vendor agreements for data center hosting; and

iv)	Volerro shareholders who eventually receive a pro rata distribution of FISION common shares must execute standard Lock-Up Agreements with respect to their shares for a period of one year after the closing.

All of the foregoing conditions have been performed and satisfied by FISION and Volerro.

Pursuant to the Agreement, FISION shall pay the following consideration to Volerro for its assets:

a) Four Hundred Thousand (400,000) shares of restricted unregistered common stock of FISION; and

b) Two Hundred Thousand (200,000) additional “performance” common shares of FISION conditional on (i) the contracts of the two current principal clients of Volerro being active and retained by FISION until December 31, 2018, and (ii) that any holders of these 200,000 shares must enter into one-year Lock-Up Agreements with the same terms as those for the initial 400,000 shares.

The Agreement requires a closing “as quickly as possible.” Accordingly, the parties have completed their respective due diligence, and also all director and shareholder approvals and consents required by Delaware law have been obtained. FISION anticipates that the closing of this asset purchase transaction will occur before or during the first week of May 2017.

The Agreement also contains additional terms including commitments of both parties to keep their businesses intact and operating as existing and not make any material transactions relating to assets, debt or other financial or operational matters unless in the ordinary course of business; standard warranties and representations including corporate organization and good standing, completeness and accuracy of financial statements, no material adverse litigation or governmental matters, title to and any encumbrances on assets, compliance with governmental laws and regulations, full disclosure of material events, representations of no finder or required commission, and related other matters (which representations and warranties shall survive the Agreement for two years); customary termination provisions in the event of a material breach by one party not waived by the other party; and the Agreement being governed by the laws of the State of Minnesota with the venue of any legal dispute being in Hennepin County, Minnesota.

There are no material relationships between the officers, directors and principal shareholders of  FISION and those of  Volerro.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FISION CORPORATION (Registrant)

Dated: April 27, 2017	By:	/s/ Garry Lowenthal
Garry Lowenthal
Chief Financial Officer

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